Exhibit 21.1

Subsidiaries of BioMarin Pharmaceutical Inc. as of December 31, 2017

Name	Direct Parent	Ownership	Jurisdiction of Incorporation
BioMarin CNP Ltd.	BioMarin Pharmaceutical Inc.	100%	Ireland
BioMarin Commercial Ltd	BioMarin Pharmaceutical Inc.	100%	Ireland
BioMarin International Ltd	BioMarin Commercial Ltd.	100%	Ireland
BioMarin Leiden Holding BV	BioMarin Netherlands Holding Ltd	100%	Netherlands
BioMarin Netherlands Holding Ltd	BioMarin Commercial Ltd	100%	Ireland
BioMarin PARP Ltd	BioMarin Pharmaceutical Inc.	100%	Ireland